Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: April 22, 2025
Capital One Reports First Quarter 2025 Net Income of $1.4 billion, or $3.45 per share
Net of adjusting items, First Quarter 2025 Net Income of $4.06 per share(1)
McLean, Va. (April 22, 2025) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2025 of $1.4 billion, or $3.45 per diluted common share, compared with net income of $1.1 billion, or $2.67 per diluted common share in the fourth quarter of 2024, and with net income of $1.3 billion, or $3.13 per diluted common share in the first quarter of 2024. Adjusted net income(1) for the first quarter of 2025 was $4.06 per diluted common share.
"Last week, we received regulatory approval for our acquisition of Discover and we're fully mobilized to complete the transaction on May 18th," said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. "The combination of Capital One and Discover will create a leading consumer banking and payments platform with unique capabilities, modern technology, and powerful brands. It leverages Capital One’s technology transformation and digital capabilities across a significantly larger customer franchise. And it offers the potential to enhance competition and create significant value for merchants and customers."
The quarter included the following adjusting items:

(Dollars in millions, except per share data)	Pre-Tax Impact	After-Tax Diluted EPS Impact
Legal reserve activities	$198	$0.39
Discover integration expenses	$110	$0.22

Capital One First Quarter 2025 Earnings

All comparisons below are for the first quarter of 2025 compared with the fourth quarter of 2024 unless otherwise noted.
First Quarter 2025 Income Statement Summary:
•Total net revenue decreased 2 percent to $10.0 billion.
•Total non-interest expense decreased 3 percent to $5.9 billion:
◦13 percent decrease in marketing.
◦Less than 1 percent decrease in operating expenses.
•Pre-provision earnings(2) remained substantially flat at $4.1 billion.
•Provision for credit losses decreased $273 million to $2.4 billion:
•Net charge-offs of $2.7 billion.
•$368 million loan reserve release.
•Net interest margin of 6.93 percent, a decrease of 10 basis points.
•Efficiency ratio of 59.02 percent.
◦Adjusted efficiency ratio(1) of 55.94 percent.
•Operating efficiency ratio of 47.00 percent.
◦Adjusted operating efficiency ratio(1) of 43.92 percent.
First Quarter 2025 Balance Sheet Summary:
•Common equity Tier 1 capital ratio(3) under Basel III Standardized Approach of 13.6 percent at March 31, 2025.
•Period-end loans held for investment in the quarter decreased $4.2 billion, or 1 percent, to $323.6 billion.
◦Credit Card period-end loans decreased $5.3 billion, or 3 percent, to $157.2 billion.
•Domestic Card period-end loans decreased $5.3 billion, or 3 percent, to $150.3 billion.
◦Consumer Banking period-end loans increased $804 million, or 1 percent, to $78.9 billion.
•Auto period-end loans increased $827 million, or 1 percent, to $77.7 billion.
◦Commercial Banking period-end loans increased $338 million, or less than 1 percent, to $87.5 billion.
•Average loans held for investment in the quarter increased $514 million, or less than 1 percent, to $322.4 billion.
◦Credit Card average loans decreased $919 million, or 1 percent, to $156.4 billion.
•Domestic Card average loans decreased $651 million, or less than 1 percent, to $149.6 billion.
◦Consumer Banking average loans increased $1.3 billion, or 2 percent, to $78.5 billion.
•Auto average loans increased $1.3 billion, or 2 percent, to $77.2 billion.
◦Commercial Banking average loans increased $174 million, or less than 1 percent, to $87.5 billion.
•Period-end total deposits increased $4.8 billion, or 1 percent, to $367.5 billion, while average deposits increased $5.8 billion, or 2 percent, to $364.1 billion.
•Interest-bearing deposits rate paid decreased 23 basis points to 3.22 percent.

Capital One First Quarter 2025 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 22, 2025 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 6, 2025 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this earnings press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $367.5 billion in deposits and $493.6 billion in total assets as of March 31, 2025. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
###

(1)    This is a non-GAAP measure. We believe non-GAAP measures help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on Form 8-K on April 22, 2025 with the SEC, “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.
(2)    Pre-provision earnings is a non-GAAP metric calculated based on total net revenue less non-interest expense for the period. Management believes that this financial metric is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on Form 8-K on April 22, 2025 with the SEC, “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.
(3)    Regulatory capital metrics as of March 31, 2025 are preliminary and therefore subject to change.